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[LOGO OF UPC]                                         [LOGO OF SBS BROADCASTING]

For immediate release


UPC AND SBS AMEND EXCHANGE OFFER AGREEMENT


AMSTERDAM and LUXEMBOURG, 11 April 2000 - United Pan-Europe Communications (NASDAQ: UPCOY: Amsterdam Stock Exchange (AEX):UPC) and SBS Broadcasting (NASDAQ: SBTV; AEX: SBSB) announced today that notwithstanding the occurrence of a "Trigger Event" occasioned by the recent decline in UPC's share price, UPC has elected not to terminate the Exchange Offer Agreement dated March 9, 2000. The parties have agreed to amend the Exchange Offer Agreement such that in the event UPC's average closing share price for a randomly selected ten day period immediately prior to the scheduled commencement of the exchange offer were not to be in excess of the originally specified level, which currently equates to $49.00 per share, UPC would have the right to terminate the Exchange Offer Agreement prior to commencing the offer.

In a joint statement, Mark Schneider, Chairman and CEO of UPC, and Harry Evans Sloan, Chairman and CEO of SBS, said: "Today's action properly reflects the intention and desire of both companies to proceed with our previously announced transaction, notwithstanding the recent turbulence in the financial markets. We still firmly believe that the combination of our companies and continued cooperation between our operating units is clearly in the best interests of shareholders of both companies."

SBS is a European commercial television and radio broadcasting company with operations in Western and Central Europe. Countries where SBS currently broadcasts include: Sweden, Norway, Denmark, Belgium, The Netherlands, Hungary, Switzerland, Finland, Greece and Slovenia. SBS is also an emerging presence in many aspects of European new media. SBS holds ownership interests in a variety of e-commerce activities. A joint venture between SBS and Endemol, Holland's leading production company, is developing @FUN, Holland's first entertainment portal and through vt4.net, SBS is the leading provider of free Internet access services in Belgium. SBS' radio station KISS-FM has the most heavily trafficked Internet site in Finland. HOT Italia, a joint venture amongst HOT Europe, SBS and HSN, will launch Italy's first live home shopping channel late in 2000.
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Headquartered in Amsterdam, UPC is one of the most innovative broadband communications companies in Europe and owns and operates the largest pan-European group of broadband communication networks. UPC provides cable television, telephony, high-speed Internet access and programming services in thirteen countries across Europe and in Israel. As of January 31, 2000, on an aggregate basis, UPC's systems passed approximately 10.5 million homes with more than 6.8 million basic cable subscribers. In addition, UPC systems had 226,700 residential telephony lines and 19,500 business telephony lines as well as 130,100 residential Internet subscribers and 3,600 business Internet subscribers.

UPC is a consolidated subsidiary of Denver based UnitedGlobalCom Inc. ("United") (NASDAQ: "UCOMA") and Microsoft has an interest of approximately 7.0% in UPC. UPC shares are traded on the Amsterdam Stock Exchange ("UPC") and NASDAQ ("UPCOY").

Legal Disclaimers and Safe Harbour Statements:

The amendment to the Exchange Offer Agreement dated March 9, 2000 is a specific legal document that must be read in conjunction with the Exchange Offer Agreement. The description of the amendment set forth herein is qualified in its entirety by reference to the full text of the amendment a copy of which is being filed with the US Securities and Exchange Commission ("SEC").

The exchange offer for the outstanding shares of SBS has not yet commenced, and this announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer will be made only through a prospectus and the Letter of Transmittal.

IN CONNECTION WITH ITS PROPOSED EXCHANGE OFFER, UPC WILL FILE A REGISTRATION STATEMENT WITH THE SEC AND A PROSPECTUS AND EXCHANGE OFFER MATERIALS WILL BE INCLUDED IN THAT REGISTRATION STATEMENT. OTHER MATERIALS RELATING TO THE OFFER WILL ALSO BE FILED WITH THE SEC. INVESTORS ARE URGED TO READ THE PROSPECTUS AND EXCHANGE OFFER MATERIALS AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BECAUSE THEY WILL INCLUDE IMPORTANT INFORMATION.

MATERIALS FILED WITH THE SEC WILL BE AVAILABLE ELECTRONICALLY, WITHOUT CHARGE, AT AN INTERNET SITE MAINTAINED BY THE SEC. THE ADDRESS OF THAT SITE IS HTTP://WWW.SEC.GOV. IN ADDITION, THE PROSPECTUS AND EXCHANGE OFFER MATERIALS FILED WITH THE SEC WILL BE MAILED TO SBS SHAREHOLDERS AND MAY BE OBTAINED WITHOUT CHARGE FROM UPC OR SBS UPON REQUEST. DOCUMENTS FILED WITH THE SEC WITH RESPECT TO THE OFFER MAY BE OBTAINED FROM UPC DIRECTING A REQUEST TO UNITED PAN-EUROPE COMMUNICATIONS N.V., FRED. ROESKESTRAAT 123, P.O. BOX 74763, 1070 BT AMSTERDAM, THE NETHERLANDS, TELEPHONE +31-20-778-9840. UNLESS UPC OTHERWISE DETERMINES, THE EXCHANGE OFFER WILL NOT BE MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, OR BY THE USE OF THE MAILS OR ANY MEANS OR INSTRUMENTALITY (INCLUDING,
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WITHOUT LIMITATION, TELEPHONICALLY OR ELECTRONICALLY) OF INTERSTATE OR FOREIGN
COMMERCE OF, OR ANY FACILITIES OF A NATIONAL, STATE OR OTHER SECURITIES EXCHANGE OF CANADA, AUSTRALIA OR JAPAN AND WILL NOT BE CAPABLE OF ACCEPTANCE BY ANY SUCH USE, MEANS, INSTRUMENTALITY OR FACILITY WITHIN CANADA, AUSTRALIA OR JAPAN AND THIS ANNOUNCEMENT MAY NOT BE DISTRIBUTED IN ANY SUCH JURISDICTIONS.


SOURCE: United Pan-Europe Communications and SBS Broadcasting

CONTACTS:

For SBS Broadcasting: Investors: Chris Plunkett or Michael Smargiassi, Brainerd Communicators, Inc., +1 212 986 6667, or Press: Jeff Pryor, Pryor & Associates, +1 818 382 2233 or Catriona Cockburn, Citigate Dewe Rogerson, +44 171 282 28 40.

For UPC: Henrietta Hirst, Director of Group Corporate Communications, +44 207 518 7996, fax: +44 207 518 7981, or mobile: +44 788 074 2375,
henrietta@upclondon.com or Chris Smith, Managing Director Corporate Development,
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+ 44 207 518 7988 csmith@upclondon.com or Ton Tuijten, General Counsel,
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+31207789872 or mobile +31622522276, ttuijten@upccorp.com.
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